Exhibit 4.3

BANC OF CALIFORNIA, INC.,

as Issuer

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

First Supplemental Indenture

Dated as of May 21, 2014

Supplement to Indenture of Banc of California, Inc.

dated as of May 21, 2014

i

FIRST SUPPLEMENTAL INDENTURE, dated as of May 21, 2014 (this “First Supplemental Indenture”), between BANC OF CALIFORNIA, INC., a Maryland corporation (the “Company,” which term includes any successor as permitted in accordance with the terms of the Indenture hereafter referred to), and U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as trustee (the “Trustee”) under the Indenture, dated as of May 21, 2014, between the Company and the Trustee (the “Base Indenture,” and the Base Indenture, as supplemented by this First Supplemental Indenture, the “Indenture”).

W I T N E S S E T H

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture, to provide for the issuance from time to time of its unsecured junior subordinated debentures, notes or other evidences of indebtedness to be issued in one or more series (the “Securities”), as provided in the Base Indenture, up to such principal amount or amounts as may from time to time be authorized in accordance with the terms thereof;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its “7.50% Junior Subordinated Amortizing Notes due May 15, 2017,” the form of such Securities and the terms, provisions and conditions thereof to be set forth as provided in this First Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture;

WHEREAS, all requirements necessary to make this First Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Notes, when executed, authenticated and delivered by the Company, the valid, binding and enforceable obligations of the Company, have been done and performed; and

WHEREAS, the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects by a Board Resolution of the Company.

NOW THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the form and terms of the Notes, the Company covenants and agrees with the Trustee as follows:

ARTICLE 1

DEFINITIONS

Section 1.01  Definition of Terms. Unless the context otherwise requires (including for purposes of the Recitals):

(a)  a term defined in the Base Indenture has the same meaning when used in this First Supplemental Indenture unless otherwise specified herein;

(b)  a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

(c)  the definition of any term in this First Supplemental Indenture that is also defined in the Base Indenture shall for the purposes of this First Supplemental Indenture supersede the definition of such term in the Base Indenture;

(d)  the definition of a term in this First Supplemental Indenture is not intended to have any effect on the meaning or definition of an identical term that is defined in the Base Indenture insofar as the use or effect of such term in the Base Indenture, as previously defined, is concerned;

(e)  the singular includes the plural and vice versa;

(f)  headings are for convenience of reference only and do not affect interpretation; and

(g)  the following terms have the meanings given to them in this Section 1.01(g):

“Applicable Procedures” means, with respect to any matter at any time, the policies and procedures of a Depositary, if any, that are applicable to such matter at such time.

“Base Indenture” shall have the meaning set forth in the first paragraph of this First Supplemental Indenture.

“Certificated Notes” shall have the meaning set forth in Section 9.03(a).

“Company” shall have the meaning set forth in the first paragraph of this First Supplemental Indenture.

“Early Mandatory Settlement Date” shall have the meaning set forth in the Purchase Contract Agreement.

“Early Mandatory Settlement Notice” shall have the meaning set forth in the Purchase Contract Agreement.

“Early Mandatory Settlement Notice Date” shall have the meaning set forth in the Purchase Contract Agreement.

“Early Mandatory Settlement Right” shall have the meaning set forth in the Purchase Contract Agreement.

“Early Settlement” shall have the meaning set forth in the Purchase Contract Agreement.

“Extension Period” shall have the meaning set forth in Section 2.03(c)(i).

“Fundamental Change” shall have the meaning set forth in the Purchase Contract Agreement.

“Global Note” shall have the meaning set forth in Section 2.02.

“Holder” means a holder of Notes, unless otherwise indicated.

“Indenture” shall have the meaning set forth in the first paragraph of this First Supplemental Indenture.

“Installment Payment Date” means each May 15, August 15, November 15 and February 15, commencing on August 15, 2014.

“Installment Payment Period” means the period from, and including, the Issue Date to, but excluding, the first Installment Payment Date and each subsequent full quarterly period from, and including, an Installment Payment Date to, but excluding, the immediately succeeding Installment Payment Date.

“Issue Date” means May 21, 2014.

“Note” and “Notes” shall have the respective meanings set forth in Section 2.01.

“Paying Agent” shall initially mean the Trustee.

“Prospectus Supplement” means the Prospectus Supplement dated May 15, 2014, related to the Units.

“Purchase Contract Agreement” means the Purchase Contract Agreement, dated as of May 21, 2014, among the Company, U.S. Bank National Association, as purchase contract agent, and U.S. Bank National Association, as Trustee under the Indenture.

“Purchase Contracts” shall have the meaning set forth in the Purchase Contract Agreement.

“Registrar” shall initially mean the Trustee.

“Regular Record Date” shall mean the close of business on the Business Day immediately preceding the related Installment Payment Date or, if the Notes do not remain in book-entry form, a date selected by the Company, which shall be more than 14 days but less than 60 days prior to the relevant Installment Payment Date.

“Repurchase Date” means a date specified by the Company in the Early Mandatory Settlement Notice sent to holders, which date shall be at least 5 but no more than 30 Business Days following the Early Mandatory Settlement Notice Date.

“Repurchase Notice” means a notice in the form entitled “Form of Repurchase Notice” on the reverse side of the Notes.

“Repurchase Price” means with respect to a Note to be repurchased pursuant to Article 9, an amount equal to the principal amount of such Note as of the Repurchase Date, plus accrued and unpaid interest, if any, on such principal amount from, and including, the immediately preceding Installment Payment Date (or, if none, from, and including, the Issue Date) to, but not including, such Repurchase Date, calculated at an annual rate of 7.50%; provided that, if the Repurchase Date falls after a Regular Record Date and on or prior to the immediately succeeding Installment Payment Date, the Installment Payment payable on such Installment Payment Date will be paid on such Installment Payment Date to the Holder on such Regular Record Date and shall not be included in the Repurchase Price per Note.

“Repurchase Right” has the meaning ascribed to it in Section 9.01. “Securities” shall have the meaning set forth in the first recital of this First Supplemental Indenture.

“Trustee” shall have the meaning set forth in the first paragraph of this First Supplemental Indenture.

“Unit” shall have the meaning set forth in the Purchase Contract Agreement.

Section 1.02  Establishment of New Series. Pursuant to Section 301 of the Base Indenture, there is hereby established the Notes having the terms set forth in the Base Indenture as supplemented, amended or replaced by the terms of this First Supplemental Indenture and as set forth in the form of Note attached to this First Supplemental Indenture as Exhibit A, which is incorporated herein as a part of this First Supplemental Indenture.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01  Designation, Principal Amount and Original Issuance. There is hereby authorized a series of Securities designated as the 7.50% Junior Subordinated Amortizing Notes due 2017 (the “Notes,” and “Note” means each note of such series having an initial principal amount of $10.604556) limited in aggregate initial principal amount to $14,634,287, except for Notes authenticated and delivered upon registration of transfer of, in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 906 or 1107 of the Base Indenture. The Notes, upon execution of this First Supplemental Indenture, shall be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes in accordance with an Officers’ Certificate.

Section 2.02  Form, Payment and Appointment. The Notes will initially be issued in the form of one or more Registered Securities in fully registered, permanent global form (each, a “Global Note”), and deposited with the Trustee as custodian for the Depositary, which shall be DTC or such other depositary as any Officer of the Company may from time to time designate, and the Global Note shall be registered in the name of the Depositary. Unless and until such Global Note is exchanged for Notes in registered form, Global Notes may be transferred, in whole or in part, only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

Installments on the Notes will be payable, the transfer of such Notes will be registrable and such Notes will be exchangeable for Notes of a like aggregate principal amount bearing identical terms and provisions at the office or agency of the Company maintained for such purpose in New York, New York, which shall initially be the Corporate Trust Office of the Trustee.

The Registrar and Paying Agent for the Notes shall initially be the Trustee.

The Notes shall be issuable in denominations of one Note and integral multiples in excess thereof.

Section 2.03  Installment Payments.

(a)  Installment Payment Dates. On each Installment Payment Date, other than the Installment Payment Date occurring on August 15, 2014, the Company shall pay, in cash, equal quarterly installment payments of $1.00 on each Note, subject to the Company’s right to extend the Installment Payment Period at any time and from time to time under the circumstances, and subject to the conditions, set forth in Section 2.03(c). On the Installment Payment Date occurring on August 15, 2014, the Company shall pay, in cash, a quarterly installment payment of $0.933333 on each Note, subject to the Company’s right to extend such Installment Payment Period at any time and from time to time under the circumstances, and subject to the conditions, set forth in Section 2.03(c).

(b)  Installment Payment Amount. Each installment payment shall constitute a payment of interest (at a rate of 7.50% per annum) and a partial repayment of principal on the Note, allocated as set forth in the schedule below.

Scheduled Installment Payment Date	Amount of Principal	Amount of Interest
August 15, 2014	$0.747754	$0.185579
November 15, 2014	$0.815185	$0.184815
February 15, 2015	$0.830470	$0.169530
May 15, 2015	$0.846041	$0.153959
August 15, 2015	$0.861904	$0.138096
November 15, 2015	$0.878065	$0.121935
February 15, 2016	$0.894529	$0.105471
May 15, 2016	$0.911301	$0.088699
August 15, 2016	$0.928388	$0.071612
November 15, 2016	$0.945795	$0.054205
February 15, 2017	$0.963529	$0.036471
May 15, 2017	$0.981595	$0.018405

Each installment payment in respect of the Notes shall be treated, for purposes of the Base Indenture and this Supplemental Indenture, as a partial payment of principal and a payment of interest, in each case, in an amount equal to the relevant amount set forth under the heading “Amount of Principal” and the heading “Amount of Interest” in the table above.

Each installment payment for any Installment Payment Period shall be computed by the Company on the basis of a 360-day year of twelve 30-day months. If an installment payment is payable for any period shorter than a full Installment Payment Period, such installment payment shall be computed on the basis of the actual number of days elapsed per 30-day month. Furthermore, if any date on which an installment payment is payable is not a Business Day, then the installment payment on such date will be made on the next succeeding day that is a Business Day, and without any interest or other payment in respect of any such delay. However, if such Business Day is in the next succeeding calendar year, then such installment payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

(c)  Option To Extend Installment Payment Period.

(i)  The Company may defer installment payments, at any time and from time to time, by extending the Installment Payment Period, so long as such period of time does not extend beyond May 15, 2019 (the “Extension Period”). The Company may end an Extension Period on any Installment Payment

Date occurring on or before May 15, 2017 or, in the case of an Extension Period that extends beyond May 15, 2017, on any Business Day thereafter that is on or before May 15, 2019.

(ii)  At the end of any Extension Period, the Company shall pay all installment payments for which the related Installment Payment Date occurred during such Extension Period, together with interest on the full amount of such installment payments compounded quarterly at the rate of 7.50% per annum, to the extent permitted by applicable law. The Company shall give holders of Units and Holders of Notes at least 10 Business Days’ notice prior to the end of an Extension Period.

(iii)  Prior to the termination of any Extension Period, the Company may further defer installment payments by extending such Extension Period. Such Extension Period, including all such previous and further extensions, may not extend beyond May 15, 2019. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, if consistent with the terms set forth in this Section 2.03(c). No installment payment (or interest thereon) shall be due and payable during an Extension Period.

(iv)  The Company shall give the holders of Units, Holders of Notes and the Trustee notice of its election of an Extension Period (or any extension thereof) at least 10 Business Days prior to the earlier of (x) the next succeeding Installment Payment Date; or (y) the date upon which the Company is required to give notice to Holders of Notes of the Regular Record Date or Installment Payment Date.

(d)  Restrictions Applicable During an Extension Period and Certain Other Circumstances.

(i)  If (x) there shall have occurred and be continuing an Event of Default or (y) the Company shall have given notice of its election to defer installment payments on the Notes by extending the Installment Payment Period, and such Installment Payment Period, or any extension of such Installment Payment Period, shall be continuing, then:

(A)  the Company and its Subsidiaries shall not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of the Company’s capital stock or make any guarantee payment with respect thereto other than:

(1)  purchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(2)  purchases of shares of the Company’s common stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the Extension Period, including under a contractually binding stock repurchase plan;

(3)  as a result of an exchange or conversion of any class or series of the Company’s capital stock for any other class or series of the Company’s capital stock;

(4)  the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or

(5)  purchases of the Company’s capital stock in connection with the distribution thereof; and

(B)  the Company and its Subsidiaries shall not make any payment of interest or principal on, or repay, purchase or redeem, any unsecured debt securities or guarantees issued by the Company that rank equally with or junior to the Notes other than pro rata payments of accrued and unpaid interest on the Notes and any other unsecured debt securities or guarantees issued by the Company that rank equally with the Notes, except and to the extent the terms of any such debt securities would prohibit the Company from making such pro rata payment.

These foregoing restrictions shall not apply to any stock dividends paid by the Company where the dividend stock is the same stock as, or junior to, that stock on which the dividend is being paid.

Section 2.04  Discharge and Defeasance. For the avoidance of doubt, the provisions of Articles Four (Satisfaction and Discharge) and Fourteen (Defeasance and Covenant Defeasance) of the Base Indenture shall apply to the Notes.

Section 2.05  No Sinking Fund. The Notes are not entitled to the benefit of any sinking fund.

ARTICLE 3

REDEMPTION

Section 3.01  Redemption. Article Eleven of the Base Indenture (Redemption) shall not apply to the Notes.

ARTICLE 4

FORM OF NOTE

Section 4.01  Form of Note. The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the forms attached as Exhibit A hereto, with such changes therein as the Officers of the Company executing the Notes (by manual, facsimile, pdf or other electronically transmitted signature) may approve, such approval to be conclusively evidenced by their execution thereof.

ARTICLE 5

DEFAULTS

Section 5.01  Events of Default.

(a)  In addition to the Events of Default set forth in Section 501(4), Section 501(5) and Section 501(6) of the Base Indenture, it shall be an “Event of Default” with respect to the Notes if there is a default in the payment in full of (i) all deferred installment payments on the Notes on or by May 15, 2019 or (ii) the Repurchase Price of any Note if and when due on a Repurchase Date, and in each case, such default in payment continues for a period of 30 days.

(b)  The Events of Default specified in Section 501(1), Section 501(2) and Section 501(3) of the Base Indenture shall not apply with respect to the Notes.

(c)  There is no right of acceleration upon the occurrence of the additional Event of Default described in clause (a) of this Section 5.01 or, for the avoidance of doubt, as described in Section 501(4) of the Base Indenture. In addition, any deferral of installment payments made in accordance with the provisions of Section 2.03(c) shall not constitute an Event of Default or a default in the related payment obligation hereunder.

(d)  In the case of the additional Event of Default described in Section 5.01(a) above, then, upon demand of the Trustee, the Company will pay to the Trustee, for the benefit of the Holders of the Notes, the whole amount that then shall have become due and payable on all such Notes for principal, premium, if any, or interest, or any combination thereof, or for the Repurchase Price, as the case may be, with interest upon the overdue principal and (to the extent that payment of such interest is enforceable under applicable law) upon the overdue installments of interest, at the rate borne by the Notes; and, in addition, such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation, expenses, disbursements and advances of the Trustee, its agents, attorneys and counsel. If the Company does not pay such amounts upon such demand, the Trustee shall be entitled and empowered to institute any actions or proceeding at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company or any other obligor on the Notes and collect in the manner provided by law out of the property of the Company or any other obligor on the Notes, wherever situated, the money adjudged or decreed to be payable. The first two paragraphs of Section 503 of the Base Indenture will not apply to the Notes.

ARTICLE 6

TAX TREATMENT

Section 6.01  Tax Treatment. The Company and each Holder agrees, and by acceptance of a beneficial ownership interest in the Notes, each beneficial owner of a beneficial ownership interest in the Notes will be deemed to have agreed, for U.S. federal, state and local tax purposes, to treat the Notes as indebtedness of the Company.

ARTICLE 7

SUBORDINATION

Section 7.01  Subordination. The provisions of Article Seventeen of the Base Indenture (Subordination) shall apply to the Notes.

ARTICLE 8

MISCELLANEOUS

Section 8.01  Ratification of Indenture. The Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 8.02  Trustee Not Responsible for Recitals. The recitals contained herein and in the Notes (except the Trustee’s certificate of authentication) shall be taken as statements of the Company and not of the Trustee and the Trustee assumes no responsibility for the correctness of the same. Neither the Trustee nor any of its agents (a) makes any representation as to the validity or adequacy of this First Supplemental Indenture or the Notes or (b) shall be accountable for the Company’s use or application of the proceeds from the Notes.

Section 8.03  New York Law to Govern; Waiver of Jury Trial. THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THIS FIRST SUPPLEMENTAL INDENTURE IS SUBJECT TO THE PROVISIONS OF THE TIA THAT ARE REQUIRED TO BE PART OF THIS FIRST SUPPLEMENTAL INDENTURE AND SHALL, TO THE EXTENT APPLICABLE, BE GOVERNED BY SUCH PROVISIONS. EACH OF THE COMPANY AND THE TRUSTEE, AND EACH HOLDER OF A SECURITY BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.04  Separability. In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8.05  Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

Section 8.06  Amendments, Supplements and Waivers. In addition to the circumstances set forth in Section 901 of the Base Indenture, the Company and the Trustee may amend or supplement the Base Indenture, this First Supplemental Indenture or the Notes without notice to or the consent of any Holder (a) to conform the provisions of the Base Indenture, this First Supplemental Indenture or the Notes to the “Description of the Amortizing Notes” section of the Prospectus Supplement or (b) in the event that the Company has waived or removed from the

Purchase Contract Agreement its rights to settle the Purchase Contracts early as described in Section 5.05 of the Purchase Contract Agreement, to remove the right of the Holders of the Notes to require the Company to repurchase such Notes as described in Article 9 of this First Supplemental Indenture.

ARTICLE 9

REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER

Section 9.01  Offer to Repurchase. If the Company elects to exercise its Early Mandatory Settlement Right with respect to the Purchase Contracts, then each Holder of Notes (whether or not such Note is a component of a Unit) shall have the right (the “Repurchase Right”) to require the Company to repurchase some or all of its Notes for cash at the Repurchase Price per Note to be repurchased on the Repurchase Date, pursuant to Section 9.03. The Company shall not be required to repurchase a portion of a Note.

Section 9.02  Early Mandatory Settlement Notice. If the Company elects to exercise its Early Mandatory Settlement Right in respect of the Purchase Contracts pursuant to the terms of the Purchase Contract Agreement, the Company shall provide the Trustee and the Holders of the Notes with a copy of the Early Mandatory Settlement Notice delivered pursuant to the Purchase Contract Agreement.

Section 9.03  Procedures for Exercise.

(a)  To exercise the Repurchase Right, a Holder must deliver, at or prior to the close of business on the Business Day immediately preceding the Repurchase Date, the Notes to be repurchased (or the Units if the relevant Notes have not been separated from the Units into their constituent components) to the Trustee, together with a duly completed written Repurchase Notice, in each case in accordance with the Applicable Procedures, unless the Notes are in definitive form (“Certificated Notes”) (or the Units are not in global form, as the case may be), in which case such Holder must deliver the Notes to be repurchased (or Units to be repurchased) to the Trustee, duly endorsed for transfer to the Company, together with a Repurchase Notice, to the Trustee.

(b)  The Repurchase Notice must state the following:

(i)  if Certificated Notes or Units have been issued, the certificate numbers of the Notes or Units, or if not certificated, the Repurchase Notice must comply with the Applicable Procedures;

(ii)  the amount of Notes to be repurchased; and

(iii)  that the Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and the Indenture.

Section 9.04  Withdrawal of Repurchase Notice.

(a)  A Holder may withdraw any Repurchase Notice (in whole or in part) by a written, irrevocable notice of withdrawal delivered to the Trustee prior to the close of business on the Business Day immediately preceding the Repurchase Date.

(b)  The Notice of withdrawal must state the following:

(i)  the amount of Notes to be withdrawn;

(ii)  if Certificated Notes or Units have been issued, the certificate numbers of the Notes or Units, as applicable, or if not certificated, the notice of withdrawal must comply with the Applicable Procedures; and

(iii)  the amount of Notes, if any, that remain subject to the Repurchase Notice.

Section 9.05  Effect of Repurchase.

(a)  The Company shall be required to repurchase the Notes with respect to which the Repurchase Right has been exercised and not duly withdrawn. To effectuate such repurchase, the Company shall deposit immediately available funds with the Paying Agent on the later of (i) the Repurchase Date and (ii) the time of book-entry transfer or delivery of the Notes or Units.

(b)  If the Paying Agent holds money on the Repurchase Date sufficient to pay the Repurchase Price with respect to those Notes for which the Repurchase Right has been exercised, then (i) such Notes shall cease to be outstanding and interest shall cease to accrue thereon (whether or not book-entry transfer of the Notes or Units, as applicable, is made or whether or not the Notes or Units, as applicable, are delivered as required herein), and (ii) all other rights of the Holder shall terminate (other than the right to receive the Repurchase Price and, if the Repurchase Date falls between a Regular Record Date and the corresponding Installment Payment Date, the related Installment Payment); provided, however, that if the Repurchase Date falls after a Regular Record Date and on or prior to the immediately succeeding Installment Payment Date, then the Installment Payment payable on such Installment Payment Date will be paid on such Installment Payment Date to the Holder as of the close of business on such Regular Record Date and shall not be included in the Repurchase Price per note.

(c)  The Company shall, in connection with any repurchase offer pursuant to this Article 9, if required by applicable provisions of the Exchange Act or SEC regulations thereunder, (i) comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable, and (ii) file a Schedule TO or any other required schedule under the Exchange Act.

(d)  Notwithstanding anything to the contrary herein, no Notes may be repurchased at the option of Holders if the principal amount thereof has been accelerated, and such acceleration has not been rescinded, on or prior to the Repurchase Date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Repurchase Price with respect to such Notes).

[SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

BANC OF CALIFORNIA, INC.

By:	/s/ Steven A. Sugarman
	Name:	Steven A. Sugarman
	Title:	President and Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ K. Wendy Kumar
	Name:	K. Wendy Kumar
	Title:	Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

[INCLUDE IF A GLOBAL NOTE]

[THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO., AS NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY. THIS GLOBAL NOTE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY HAS AN INTEREST HEREIN.]

BANC OF CALIFORNIA, INC.

7.50% JUNIOR SUBORDINATED AMORTIZING NOTES

DUE MAY 15, 2017

REGISTERED

CUSIP: 05990K AB2

ISIN: US05990KAB26

No.	[Initial][1] Number of Notes

BANC OF CALIFORNIA, INC., a Maryland corporation (the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the initial principal sum of $10.604556 for each of the number of Notes set forth above[, or such other number of Notes as set forth in the Schedule of Increases or Decreases in Global Note attached hereto, which shall not exceed [        ]]2 in quarterly installment payments (each constituting a payment of interest at the rate per year of 7.50% and a partial repayment of principal) payable on May 15, August 15, November 15 and February 15 of each year (each such date, an “Installment Payment Date” and the period from, and including, May 21, 2014 to, but excluding, the first Installment Payment Date and each subsequent full quarterly period from and including an Installment Payment Date to, but excluding, the immediately succeeding Installment Payment Date, an “Installment Payment Period”), commencing on August 15, 2014, all as set forth on the reverse hereof, with the final installment payment due and payable on May 15, 2017, subject to the Company’s right to defer such payments in accordance with the terms of the Indenture. The installment payments payable on any Installment Payment Date shall be computed on the basis of a 360-day year consisting of twelve 30-day months. If an installment payment is payable for any period shorter than a full Installment Payment Period, such installment payment shall be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which an installment payment is payable is not a Business Day, then the installment payment on such date will be made on the next succeeding day that is a Business Day, and without any interest or other payment in respect of any such delay. However, if such Business Day is in the next succeeding calendar year, then such installment payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Installment payments shall be paid to the person in whose name the Note is registered at the close of business on the Business Day immediately preceding the related Installment Payment Date (each, a “Regular Record Date”) in accordance with the terms of the Indenture. If the Notes do not remain in the form of Global Notes, the Company shall have the right to select Regular Record Dates, which will be more than 14 days but less than 60 days prior to the relevant Installment Payment Date.

Installments shall be payable at the office or agency of the Company maintained for that purpose in accordance with the provisions of the Indenture.

This Note shall not be entitled to any benefit under the Indenture hereinafter referred to or be valid or obligatory for any purpose until the Certificate of Authentication shall have been signed by or on behalf of the Trustee.

The provisions of this Note are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

1 Include if a Global Note.

2 Include if a Global Note.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

BANC OF CALIFORNIA, INC.,
as Issuer

By:
Name:
Title:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein described in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

BANC OF CALIFORNIA, INC.

This Note is one of a duly authorized series of Securities of the Company designated as its “7.50% Junior Subordinated Amortizing Notes due 2017” (herein referred to as the “Notes”), issued under the Indenture, dated as of May 21, 2014, between the Company and U.S. Bank National Association, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture) (the “Base Indenture,” and the Base Indenture, as supplemented by the First Supplemental Indenture, dated as of May 21, 2014, (the “Supplemental Indenture”), between the Company and the Trustee, the “Indenture”), to which Indenture reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders. The terms of other series of Securities issued under the Indenture may vary with respect to interest rates, issue dates, maturity, redemption, repayment, currency of payment and otherwise as provided in the Indenture. This series of Securities is limited in aggregate principal amount as and to the extent specified in said First Supplemental Indenture.

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

Each installment shall constitute a payment of interest (at a rate of 7.50% per annum) and a partial repayment of principal on the Note, allocated as set forth in the schedule below:

Scheduled Installment Payment Date	Amount of Principal	Amount of Interest
August 15, 2014	$0.747754	$0.185579
November 15, 2014	$0.815185	$0.184815
February 15, 2015	$0.830470	$0.169530
May 15, 2015	$0.846041	$0.153959
August 15, 2015	$0.861904	$0.138096
November 15, 2015	$0.878065	$0.121935
February 15, 2016	$0.894529	$0.105471
May 15, 2016	$0.911301	$0.088699
August 15, 2016	$0.928388	$0.071612
November 15, 2016	$0.945795	$0.054205
February 15, 2017	$0.963529	$0.036471
May 15, 2017	$0.981595	$0.018405

Installment payments may be deferred by the Company in accordance with the provisions of Section 2.03(c) of the Supplemental Indenture.

This Note will not be subject to redemption at the option of the Company. However, a Holder shall have the right to require the Company to repurchase some or all of its Notes for cash at the Repurchase Price per Note, and on the Repurchase Date, upon the occurrence of certain events, and subject to the conditions set forth in the Indenture.

This Note is not entitled to the benefit of any sinking fund.

The Indenture contains provisions for defeasance and covenant defeasance at any time of the indebtedness on this Note upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

If an Event of Default relating to specified events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company occurs and is continuing, then and in each such case either the Trustee or the Holders of not less than 25% in aggregate initial principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders), may declare the principal amount of all the Notes to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. This provision, however, is subject to the condition that, at any time after such a declaration of acceleration, and before any judgment or decree for the payment of the money due shall have been obtained or entered, the Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and to the Trustee, may waive all defaults and rescind and annul such declaration and its consequences, if certain conditions are met as set forth in the Indenture.

There is no right of acceleration upon the occurrence of an Event of Default described in Section 5.01(a) of the Supplemental Indenture or as described in Section 501(4) of the Base Indenture.

In the case of the additional Event of Default described in Section 5.01(a) of the Supplemental Indenture, then, upon demand of the Trustee, the Company will pay to the Trustee, for the benefit of the Holders of the Notes, the whole amount that then shall have become due and payable on all such Notes for principal, premium, if any, or interest, or any combination thereof, as the case may be, with interest upon the overdue principal and (to the extent that payment of such interest is enforceable under applicable law) upon the overdue installments of interest, at the rate borne by the Notes; and, in addition, such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation, expenses, disbursements and advances of the Trustee, its agents, attorneys and counsel. If the Company does not pay such amounts upon such demand, the Trustee shall be entitled and empowered to institute any actions or proceeding at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company or any other obligor on the Notes and collect in the manner provided by law out of the property of the Company or any other obligor on the Notes, wherever situated, the money adjudged or decreed to be payable.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the Securities at the time outstanding of each series issued under the Indenture to be affected thereby, to execute supplemental indentures for certain purposes as described therein.

No provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay installments on this Note at the time, place and rate, and in the coin or currency, herein and in the Indenture prescribed, subject to the Company’s right to defer installment payments as described therein.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note shall be registered on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in New York, New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The Notes are initially issued in the form of Global Notes in initial minimum denominations of one Note and integral multiples in excess thereof.

No charge shall be made for any such registration of transfer or exchange, but the Company may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

The Company, the Trustee and any agent of the Company or the Trustee may deem and treat the Holder in whose name any Note shall be registered upon the Security Register for the Notes as the absolute owner of such Note (whether or not such Note shall be overdue and notwithstanding any notation of ownership or other writing thereon) for the purpose of receiving installment payments on such Note and for all other purposes; and neither the Company nor the Trustee nor any agent of the Company or the Trustee shall be affected by any notice to the contrary.

THIS NOTE AND THE INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY AND THE TRUSTEE, AND EACH HOLDER OF A SECURITY BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

All terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture, or this Note, or because of any indebtedness evidenced thereby, shall be had against any incorporator, as such or against any past, present or future stockholder, Officer, director or employee, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Note by the Holders hereof and as part of the consideration for the issue of this Note.

The Company and each Holder agrees, and by acceptance of a beneficial ownership interest in the Notes, each beneficial owner of a beneficial ownership interest in the Notes will be deemed to have agreed, for U.S. federal, state and local tax purposes, to treat the Notes as indebtedness.

In the case of any conflict between this Note and the Indenture, the provisions of the Indenture shall control.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Note to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints agent to transfer this Note on the books of the Company. The agent may substitute another to act for him or her.

Date:

Signature:

Signature	Guarantee:
(Sign exactly as your name appears on the other side of this Note)

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

By:
Name
Title:

as Trustee

By:
Name
Title:

By:
Name
Title:

FORM OF REPURCHASE NOTICE

TO: Banc of California, Inc. and U.S. Bank National Association, as Trustee

The undersigned registered Holder hereby irrevocably acknowledges receipt of a notice from Banc of California, Inc. (the “Company”) regarding the right of Holders to elect to require the Company to repurchase the Notes and requests and instructs the Company to repay the entire principal amount of the number of Notes below designated, in accordance with the terms of the Indenture and the Notes, together with accrued and unpaid interest to, but excluding, the Repurchase Date to the registered holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the indenture, dated as of May 21, 2014, between the Company and U.S. Bank National Association, as trustee (the “Trustee”) as supplemented by the First Supplemental Indenture, dated as of May 21, 2014, between the Company and the Trustee (such senior indenture, as so supplemented, the “Indenture”).

The Notes shall be repurchased by the Company as of the Repurchase Date pursuant to the terms and conditions specified in the Notes and the Indenture.

Dated:

Signature:

NOTICE: The above signature of the Holder hereof must correspond with the name as written upon the face of the Notes in every particular without alteration or enlargement or any change whatever.

Notes Certificate Number (if applicable):

Number of Notes to be repurchased (if less than all, must be one Note or integral multiples in excess thereof):

Social Security or Other Taxpayer Identification Number:

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN A GLOBAL NOTE

The initial number of Notes evidenced by this Global Note is                             . The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in number of Notes evidenced by this Global Note	Amount of increase in number of Notes evidenced by this Global Note	Number of Notes evidenced by this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee